Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our report dated July 27, 2016 relating to the consolidated statements of financial position of True Leaf Medicine International Ltd. as of March 31, 2016 and 2015 and related consolidated statements of loss and comprehensive loss, changes in shareholders' equity (deficit), and cash flows for the years then ended.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada	Chartered Professional Accountants

February 17, 2017